PROLIANCE INTERNATIONAL, INC.
EQUITY INCENTIVE PLAN

1.    Purposes:    This plan has two purposes:

(a)	To further align the interests of directors and key employees with those of stockholders; and

(b)	To bring Proliance's compensation structures in line with competitive conditions.

2.    Effectiveness:    This plan was initially approved by Proliance's Board of Directors and stockholders and will become operative immediately after the merger of Modine Aftermarket Holdings, Inc. into Proliance (the "Merger").

3.    Previously Adopted Equity-Based Plans:    No new awards may be granted under Proliance's previously adopted equity-based plans, except with respect to shares relating to awards that are forfeited or cancelled.

4.    Types of Awards Authorized:    (a) The Nominating, Governance and Compensation Committee of Proliance's Board of Directors, or any successor committee (the "Compensation Committee"), may authorize Proliance to grant to employees of Proliance or its subsidiaries and to non-employee directors of Proliance equity-based awards relating to up to 1.4 million shares of Proliance common stock, including without limitation:

(i)	Options: Stock options (which may but are not required to be qualified as incentive stock options under Section 422 of the Internal Revenue Code), the term of which may not exceed ten years (except as provided in Section 7);

(ii)	Stock Appreciation Rights: Stock appreciation rights, which may be granted in tandem with any stock option or which may be granted on a free-standing basis with a term of not more than ten years;

(iii)	Restricted Shares or Units: Restricted shares or units, which become non-forfeitable upon the passage of time or the occurrence of other events specified by the Compensation Committee;

(iv)	Performance Shares or Units: Performance-based awards that are payable in shares, units or such other consideration as the Compensation Committee may specify upon the achievement of performance goals established by the Compensation Committee pursuant to Section 9; and

(v)	Other Awards: Stock bonuses, dividend-equivalents and such other awards payable in or determined by reference to shares as the Compensation Committee may determine.

(b) Each award under this plan will be evidenced by an agreement, resolution or other writing (including in electronic medium) approved by the Compensation Committee fixing the specific terms of the award.

5.    Limitations:    Awards under this plan will be subject to the following limitations:

(a)	Overall Limitation: In no event may more than 1.4 million shares in total be issued (in addition to shares issuable pursuant to Section 7 and with shares relating to awards that are forfeited or surrendered being added back);

(b)	Option Limitations: Options awarded under this plan will have such terms as the Compensation Committee may determine, except that:

•	the exercise price for any option may not be less than the fair market value (determined by reference to the closing trading price) for Proliance shares on the date of grant;

•	except pursuant to Section 7, no option may have a term longer than ten years from the date of grant; and

•	awards relating to no more than 1.4 million shares may be issued pursuant to options qualifying as incentive stock options under Section 422 of the Internal Revenue Code.

(c)	Restricted Share and Restricted Share Units Limitations: No restricted shares or restricted share units may become unrestricted by the passage of time in less than pro rata installments over three years from the date of grant, unless restrictions lapse sooner by virtue of an event specified by the Compensation Committee other than the passage of time.

(d)	Section 162(m) Limitations: No Proliance employee may receive (x) stock options, stock appreciation rights, restricted shares or restricted share units that specify performance goals, performance shares, performance units or other stock-based awards under this plan in any one year relating to more than 200,000 shares or (y) cash payments in any one year in excess of $1,000,000.

(e)	Non-employee Directors. No more than 200,000 shares, in addition to grants made pursuant to Section 7, may be granted under the plan as awards to non-employee directors.

(f)	No Repricing: The Compensation Committee may not, without further approval of Proliance stockholders, authorize (x) the amendment of any outstanding option to reduce the exercise price of such option or (y) the cancellation of an outstanding option and its replacement with an award having a lower exercise price per share; provided, however, that this Section 5(f) will not limit Proliance's ability to issue the Replacement Options pursuant to Section 7.

6.    Adjustments.    Notwithstanding any other provision of this plan, the Compensation Committee may adjust any of the limitations set forth in Section 5 and the number of common shares covered by any outstanding award as it determines to be equitable in light of any stock split, subdivision of shares or other change in Proliance's capital structure, and may provide in substitution for any or all outstanding awards under this plan such alternative consideration as it may determine to be equitable and the surrender of any awards so replaced (subject to Section 5(f) above).

7.    Awards to Non-employee Directors:    Each non-employee director holding outstanding options under Proliance's 1995 Nonemployee Directors Stock Option Plan that have an exercise price greater than or equal to the closing price of the Proliance common shares on the day before the Merger may elect, by giving written notice to Proliance at any time before the Merger, to have such outstanding options replaced with options under this plan ("Replacement Options"). Effective as of the issuance of the Replacement Options and without further action, the replaced options will be cancelled. The Replacement Options will be subject to Sections 4(b), 5 and 7 of this plan (except as provided herein) and the additional provisions set forth on Annex A.

8.    Administration, Etc.:    This plan will be administered by the Compensation Committee in accordance with regulations that the Compensation Committee may from time to time establish in respect of the plan. Without limiting any other provision of the plan, but subject to the limitations in Section 5, the Compensation Committee will have the power to take or authorize Proliance to take any action contemplated to be taken by Proliance under this plan, including:

(a)	selecting award recipients;

(b)	determining the number of shares and other terms of any award, including where applicable performance goals and performance targets;

(c)	fixing conditions to the exercisability or vesting of any award;

(d)	otherwise approving the form of agreement or evidence providing for any award;

(e)	making all determinations contemplated to be made under this plan or any award agreement or evidence; and

(f)	taking any other action as the Compensation Committee may determine to be appropriate relating to this plan or any award, award agreement or evidence of award.

9.    Additional Section 162(m) Provisions:    The Compensation Committee may (but is not required to) grant an award under the plan that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. The right to receive a performance-based award, other than options and stock appreciation rights granted at not less than fair market value, will be conditioned on the achievement of written performance goals during a specified time period, established by the Compensation Committee at the time the performance-based award is granted. These performance goals and time periods, which may vary from grantee to grantee and award to award, will be based upon the attainment by Proliance or any of its subsidiaries, divisions or departments of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to other companies: earnings per share, net income, operating margin, return on equity, total stockholder return, revenue, cash flow, net worth, book value, stockholders' equity, market performance, the completion of certain business or capital transactions or other applicable measures.

10.    Term:    Awards may be granted under this plan until the tenth anniversary of the Company's 2005 annual meeting of stockholders.

11.    Termination of the Plan.    Termination of this plan will not affect outstanding awards which have been granted prior to such termination, and all unexpired awards will continue in full force and operation after termination of this plan, except as they lapse or terminate by their own terms and conditions, and the terms of this plan will continue to apply to such awards.

12.    Amendments.    The Compensation Committee may at any time and from time to time amend this plan; provided, however, that any amendment that must be approved by Proliance's stockholders in order to comply with applicable law or the rules of the principal national securities exchange on which Proliance's common shares are traded or quoted will not be effective unless and until such approval has been obtained. Subject to Section 5(f), the Compensation Committee may amend the terms of any award previously granted under the plan prospectively or retroactively, but no amendment will impair the rights of any grantee without his or her consent. The Compensation Committee may, in its discretion, terminate the plan at any time. Termination of the plan will not affect the rights of grantees or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

13.    Withholding of Taxes.    To the extent that Proliance is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a grantee or other person under this plan, and the amounts available to Proliance for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the grantee or such other person make arrangements satisfactory to Proliance for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit.

14.    Fractional Shares.    No fractional shares will be issued pursuant to awards and any fractional shares resulting from an adjustment pursuant to Section 6 of this plan will be eliminated.

15.    Government Regulations.    This plan, the grant and exercise of awards hereunder and Proliance's obligation to sell or deliver shares of stock pursuant to any such award or exercise will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. Proliance will not be required to issue or deliver any shares of its common stock pursuant to this plan prior to (a) the admission of such shares to listing on any stock exchange on which the stock is then listed and (b) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental body, which Proliance, in its sole discretion, determines to be necessary or advisable.

16.    No Rights.    Neither this plan, nor the granting of an award nor any other action taken pursuant to this plan, will confer upon any grantee of an award any right with respect to continuance of employment or service with Proliance, nor will it interfere in any way with any right Proliance would otherwise have to terminate such grantee's employment or other service at any time.

17.    Compliance with Section 409A of the Code.    To the extent applicable, it is intended that this plan and any grants made under this plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The plan and any grants made under the plan will be administrated in a manner consistent with this intent, and any provision that would cause the plan or any grant to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Proliance without the consent of any participant). Any reference in this plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Annex A

REPLACEMENT OPTIONS

1.    Exercise Price.    The purchase price per share of Proliance common stock for which each Replacement Option is exercisable will be equal to the exercise price of the option under the 1995 Nonemployee Directors Stock Option Plan that such Replacement Option is replacing.

2.    Exercisability.    Pursuant to the terms of the outstanding options being replaced by the Replacement Options, each Replacement Option will be immediately exercisable in full.

3.    Term of Replacement Options.    Subject to Section 4 of this Annex A, each Replacement Option will expire on the later to occur of the third anniversary of the Merger and the date that the option under the 1995 Nonemployee Directors Stock Option Plan that such Replacement Option is replacing would expire. If a non-employee director subsequently becomes an employee of Proliance while remaining a member of Proliance's board of directors, any Replacement Options held by such individual at the time of such commencement of employment will not be affected thereby.

4.    Cessation of Service.    (a) All Replacement Options may be exercised by the optionee until the earlier of (i) the third anniversary of the cessation of service as a director and (ii) the end of the remaining term of such Replacement Options, as determined pursuant to Section 3 of this Annex A (the "Post-Cessation Exercise Period"). If an optionee dies within the Post-Cessation Exercise Period, or if cessation of service is due to such optionee's death, such Replacement Options may be exercised at any time within the Post-Cessation Exercise Period by the optionee's executor or administrator or by his or her distributee to whom such options may have been transferred by will or by the laws of descent and distribution.

(b) In no event will the period during which an option may be exercised be extended beyond the end of the remaining term of such Replacement Options (as determined pursuant to Section 3 of this Annex A).

5.    Other Terms of the Replacement Options.    Except as set forth in the plan and in this Annex A, all other terms of the Replacement Options will be governed by the terms of the 1995 Nonemployee Directors Stock Option Plan.

A-1